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                                 Exhibit 99.1
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                      BANK OF BOSTON TO ACQUIRE BAYBANKS
                          IN $2 BILLION STOCK MERGER

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     Merger of Two Boston-Based Banks Combines Region's Only Global Bank
            With New England's Premier Consumer Banking Franchise

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        BOSTON, December 12, 1995 -- Bank of Boston Corporation (NYSE: BKB) and
BayBanks, Inc. (NMS: BBNK) today jointly announced they have signed a definitive merger agreement under which Bank of Boston will acquire BayBanks, one of the nation's premier consumer banking franchises, in a tax-free exchange of stock currently valued at approximately $2.0 billion. The combination of these two Boston-based institutions creates a consumer and corporate banking leader with deep regional roots and global reach, operating in 36 states and 24 countries, with more than $55 billion in assets and approximately $40 billion in deposits.

        William M. Crozier, Jr., 63, Chairman and President of BayBanks, Inc., will be Chairman of the holding company and the bank. Chad Gifford, 53, Chairman and CEO of Bank of Boston, will be Chief Executive Officer and President of the holding company and the bank. Gifford will add the title of Chairman when Crozier retires at the end of 1998. The Bank of Boston Board of Directors will be enlarged to include Crozier and three other BayBanks directors.

        The merger agreement, which was unanimously approved earlier today by the boards of directors of both institutions, provides that each share of BayBanks common stock will be exchanged for 2.2 newly issued shares of Bank of Boston common stock in a tax-free pooling of interests. Based on today's closing price of Bank of Boston common stock of $45.375 per share, the transaction would be valued at $99.83 per BayBanks share, approximately 2.2 times book value and a premium over current market of approximately 17%. The merger is expected to be completed by the end of the second quarter of 1996 and is subject to approval by federal and state bank regulators and the shareholders of both companies.

        "This is a strategically compelling transaction that will harness the world-class technology and consumer innovation of Bay Bank with the worldwide franchise and corporate sophistication of Bank of Boston," said Gifford. "Both institutions are generating strong revenue growth and increasing market share and earnings momentum. Significant cost savings and enhanced revenue growth opportunities will make this in-market transaction accretive beginning in 1997 and should generate substantial long-term shareholder value. We're convinced the synergies between our two institutions will create long-term benefits for customers, employees and communities, as well as for shareholders."

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        The holding company for the merged entity will be headquartered in
Boston and called Bank of Boston Corporation. Consumer banking will be conducted under the BayBank name, which is the premier retail franchise in the region. The company's principal bank will be called BayBank of Boston, NA. In New England outside of Massachusetts, the name of the company's banks will begin with BayBank, followed by the state. The new organization will continue to conduct business outside of New England and internationally under the Bank of Boston name.

        "This transaction leverages two of banking's most successful brand names and brings BayBank's low-cost funding to Bank of Boston's diverse investment and corporate financing activities," said Crozier. "In addition, Bank of Boston will benefit from BayBank's technological and consumer marketing leadership, which can be harnessed both in the U.S. and overseas. BayBank benefits by joining one of the most sophisticated commercial banks and by being able to offer its customers a broader range of high-end corporate and private banking services."

        Although the combined institution expects substantial job growth in the future, the integration plan calls for the elimination of approximately 2,000 jobs, with more than half of the reduction through normal attrition. Both organizations are initiating hiring freezes in order to minimize the number of affected employees. Severance packages and outplacement services will be offered to assist those employees who cannot be placed in areas of expected growth in the new organization. BayBanks, Inc. currently has approximately 6,500 employees; Bank of Boston Corporation has approximately 18,000 employees, 8,000 of whom are in Massachusetts. The new organization will have over 400 branches; approximately 85 overlapping branches will be consolidated, with no significant adverse impact on customers expected.

        "For the millions of customers of both institutions, BayBank of Boston will offer unparalleled convenience, technological excellence, and superb customer service," said Gifford.

        Bank of Boston expects to increase efficiency and reduce expenses by approximately $190 million per year, or 1% of today's combined domestic expense levels. Bank of Boston also expects to realize $50 million of pre-tax revenue enhancements annually from this transaction. On closing, Bank of Boston anticipates announcing a restructuring charge of approximately $140 million to cover expenses related to these actions.

        "This is great news for Boston and New England at a time of rapid change in the financial services industry. We will be one of the largest companies in New England and a major source of tax revenues and community involvement," said Gifford. "The new company will be able to do even more for the customers of both institutions and will remain committed to serving the credit needs of low-to-moderate-income residents of all of its communities. Both banks have outstanding CRA records, and together will continue to provide civic leadership in the region."

        In addition to Crozier and Gifford, the senior management team will include William J. Shea, Vice Chairman and CFO of both Bank of Boston Corporation and BayBank of Boston, who will be responsible for global banking and finance, and Edward A. O'Neal, Vice Chairman of both Bank of Boston Corporation and BayBank of Boston, who will be responsible for the consolidated consumer banking franchise in New England and nationwide, as well as technology and operations for the entire company.

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        Paul F. Hogan will be Executive Vice President of both Bank of Boston
Corporation and BayBank of Boston, responsible for corporate relationship banking. Richard F. Pollard, Vice Chairman of BayBanks, Inc., will be a Vice Chairman of BayBank of Boston and a member of the Corporate Banking integration team. Donald L. Isaacs, Vice Chairman of BayBanks, Inc., will be a Vice Chairman of BayBank of Boston and Chairman of the integration teams for New England regional banking and support activities. Giles E. Mosher, Jr., President of BayBank, will be a Vice Chairman of BayBank of Boston, responsible for Massachusetts and New Hampshire regional governance. Pollard and Mosher will serve until their normal retirement dates in early 1998; Isaacs will serve until his planned retirement in 1997.

        Bank of Boston and BayBanks have granted each other options to purchase up to 19.9% of each other's common stock under certain conditions.

        Merrill Lynch is acting as financial advisor to Bank of Boston and Morgan Stanley & co. Incorporated is acting as financial advisor to BayBanks.

        BayBanks, Inc. is one of New England's largest bank holding companies with $11.5 billion in assets at September 30, 1995. BayBanks provides a full range of commercial products and lending services, as well as an extensive consumer banking network that includes 223 full- service offices and 420 remote banking facilities serving 169 cities and towns in Massachusetts, seven in New Hampshire and two in Connecticut.

        Bank of Boston Corporation, founded in 1784, with assets of $46.1 billion, is the region's oldest commercial bank and New England's only global bank. The corporation and its subsidiaries provide comprehensive personal, corporate and global banking through a network of 500 offices across the U.S. and through more than 100 offices in 24 countries around the world, the third-largest overseas network of any U.S. bank. Bank of Boston has a total of 279 full-service branches and 427 ATMs (including 114 remote ATMs).

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